Exhibit 15

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Avricore Health Inc., (the “Company”), designed to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the adequacy of the Company’s internal controls, (3) the independence and performance of the Company’s external auditor, and (4) conflict of interest transactions.

I. ROLES AND RESPONSIBILITIES

A. Maintenance of Charter. The Committee shall review and reassess the adequacy of this formal written Charter on at least an annual basis.

B. Financial Reporting. The Committee shall review and make recommendations to the Board regarding the adequacy of the Company’s financial statements and compliance of such statements with financial standards. In particular, and without limiting such responsibilities, the Committee shall:

With respect to the Annual Audited Financial Statements:

●	Review and discuss with management and with the Company’s external auditor the Company’s audited financial statements, management discussion and analysis (“MD&A”) and news releases regarding annual financial results before the Company publicly discloses this information.

●	Review an analysis prepared by management and the external auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s audited financial statements.

●	Discuss with the external auditor the matters required to be discussed by National Instrument 52-107 Acceptable Accounting Principles, Auditing Standards and Reporting Currencies (as may be modified or supplemented) relating to the conduct of the audit.

●	Based on the foregoing, indicate to the Board whether the Committee recommends that the audited financial statements be included in the Company’s Annual Report.

With respect to Interim Unaudited Financial Statements:

●	Review and discuss with management the Company’s interim unaudited financial statements, MD&A and news releases regarding interim financial results before the Company publicly discloses this information. The review may be conducted through a designated representative member of the Committee.

●	Approve interim unaudited financial statements and interim MD&A on behalf of the Board.

Generally

●	Be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements, and annually assess the adequacy of those procedures.

C. Internal Controls. The Committee shall evaluate and report to the Board regarding the adequacy of the Company’s financial controls. In particular, the Committee shall:

●	Ensure that the external auditor is aware that the Committee is to be informed of all control problems identified.

●	Review with the Company’s counsel legal matters that may have a material impact on the financial statements.

●	Review the effectiveness of systems for monitoring compliance with laws, regulations and instruments relating to financial reporting.

●	Receive periodic updates from management, legal counsel, and the external auditor concerning financial compliance.

●	Establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company from officers, employees and others regarding accounting, internal accounting controls, or auditing matters and questionable practices relating thereto; and

(ii)	the confidential, anonymous submission by officers or employees of the Company or others or concerns regarding questionable accounting or auditing matters.

D. Relationship with External Auditor. The Committee shall:

●	Interview, evaluate, and make recommendations to the Board with respect to the nomination and retention of, or replacement of, the external auditor.

●	Ensure receipt from external auditor of a formal written statement delineating all relationships between the external auditor and the Company.

●	Ensure that the external auditor is in good standing with the Canadian Public Accountability Board (“CPAB”) and enquire if there are any sanctions imposed by the CPAB on the external auditor.

●	Ensure that the external auditor meets the rotation requirements for partners and staff on the Company’s audits.

●	Actively engage in a dialogue with the external auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the external auditor.

●	Take, or recommend that the Board take, appropriate action to oversee the independence of the external auditor.

●	Review and approve the compensation to be paid to the external auditor.

●	Oversee the work of the external auditor engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the Company.

●	Review and resolve disagreements between management and the external auditor regarding financial reporting.

●	Pre-approve all non-audit services to be provided to the Company or any subsidiary by the external auditor in accordance with subsection 2.3(4) and sections 2.4 and 2.6 of Multilateral Instrument 51-110 Audit Committees.

●	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditor of the Company

Notwithstanding the foregoing, the external auditor shall be ultimately accountable to the Board and the Committee, as representatives of shareholders. The Board, upon recommendation from the Committee, shall have ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the external auditor (or to nominate the external auditor to be proposed for shareholder approval in any information circular).

E. Conflict of Interest Transactions. The Committee shall:

●	Review potential conflict of interest situations, including transactions between the Company and its officers, directors and significant shareholders not in their capacities as such.

●	Make recommendations to the Board regarding the disposition of conflict of interest transactions in accordance with applicable law.

II. MEMBERSHIP REQUIREMENTS

●	The Committee shall consist of at least three (3) directors chosen by the Board, the majority of whom are neither officers nor employees of the Company or any of its affiliates.

●	The members of the Committee will be appointed annually by and will serve at the discretion of the Board.

●	At least one (1) member of the Committee shall be able to read and understand a set of financial statements, including the Company’s balance sheet, income statement, and cash flow statement, or will become able to do so within a reasonable period of time after his or her appointment to the Committee.

●	At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background (such as a position as a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities), which results in financial sophistication, recognized financial or accounting expertise.

III. STRUCTURE AND POWERS

●	The Committee shall appoint one of its members to act as a Chairperson, either generally or with respect to each meeting.

●	The Committee Chairperson shall review and approve an agenda in advance of each meeting.

●	The Committee shall meet as circumstances dictate.

●	The Committee shall have the authority to engage independent legal counsel and other advisors as it determines necessary to carry out its duties, and to set and pay the compensation for any advisors employed by the Committee.

●	The Committee shall have the authority to communicate directly with the internal and external auditors.

●	The Committee may request any officer or employee of the Company or the Company’s outside counsel or external auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

●	The Committee shall possess the power to conduct any investigation appropriate to fulfilling its responsibilities.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the external auditor. Nor is it the duty of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Corporate Governance Policies and Practices.

IV. MEETINGS

●	The quorum for a meeting of the Committee is a majority of the members of the Committee who are not officers or employees of the Company or of an affiliate of the Company.

●	The members of the Committee must elect a chair from among their number and may determine their own procedures.

●	The Committee may establish its own schedule that it will provide to the Board in advance.

●	The external auditor is entitled to receive reasonable notice of every meeting of the Committee and to attend and be heard thereat.

●	A member of the Committee or the external auditor may call a meeting of the Committee.

●	The Committee may hold meetings by telephone conference call where each member can hear the other members or pass matters that would otherwise be approved at a meeting by all members signing consent resolutions in lieu of holding a meeting.

●	The Committee will meet with the President and with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company.

●	The Committee will meet with the external auditor of the Company at least once each year, at such time(s) as it deems appropriate, to review the external auditor’s examination and report.

●	The chair of the Committee must convene a meeting of the Committee at the request of the external auditor, to consider any matter that the auditor believes should be brought to the attention of the Board or the shareholders.

●	The Committee will record its recommendations to the Board in written form which will be incorporated as a part of the minutes of the Board’s meeting at which those recommendations are presented.

●	The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

AVRICORE HEALTH INC. — STOCK OPTION PLAN 2022

(10% ROLLING PLAN)

1.	Purpose

The purpose of the Stock Option Plan (the “Option Plan”) of AVRICORE HEALTH INC., a corporation continued under the Business Corporations Act (British Columbia) (the “Corporation”) is to advance the interests of the Corporation by encouraging the directors, officers, employees and consultants of the Corporation, and of its subsidiaries and affiliates, to increase their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs. The Option Plan seeks to achieve these purposes by providing for Awards in the form of incentive stock options (“Options”).

This Option Plan deals solely with Options, and is the successor to the Corporation’s previous Stock Option Plan (the “Previous Plan”), which was initially approved by shareholders on November 14, 2003, and re-approved at each annual and special general meeting of shareholders of the Corporation held since then. Each Option granted pursuant to the Previous Plan, or its predecessor, shall continue to be governed by the terms and conditions of such plan as in effect at the time the Option was granted and by the terms and conditions of the related Option Award Agreement. All new Option Awards granted after the Effective Date shall be governed by this Option Plan.

2.	Definitions

As used in the Option Plan, the following terms will have the meanings set out below:

“Applicable Withholdings and has the meaning defined in Section 15 of the Option Plan. Deductions”

“Award”	means any Option granted under the Option Plan.

“Award Agreement”	means any written agreement, contract or other instrument or document evidencing any Award granted under the Option Plan.

“Beneficiary”	means any person designated by a Participant by written instrument filed with the Corporation to receive any amount, securities or property payable under the Option Plan in the event of a Participant’s death or, failing any such effective designation, the Participant’s estate and its legal representative.

“Blackout Period”	means a time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Award.

“Board”	means the board of directors of the Corporation.

“Effective Date”	has the meaning defined in Section 18 of the Option Plan.

“Exchange”	has the meaning defined in Section 4 of the Option Plan.

“Exercise Price”	has the meaning defined in Section 9(a) of the Option Plan.

“insider”	has the same meaning as found in the Securities Act (British Columbia), as amended, and also includes associates and affiliates of the insider; and “issuances to insiders” includes direct and indirect issuances to insiders.

“Option”	means an option to acquire Shares in the capital of the Corporation granted under the Option Plan.

“Management Company	means employees of a person or company which provides

Employees”	management services to the Corporation or its subsidiaries.

“Participant”	means directors, officers, consultants, and employees of the Corporation or its subsidiaries, and Management Company Employees that may be granted an Award under the Option Plan.

“Person”	means any individual, corporation, partnership, association, joint-share corporation, trust, unincorporated organization, or government or political subdivision of a government.

“Shares”	means the common shares in the capital of the Corporation as may become the subject of Awards, subject to any adjustments made under Section 13 of the Option Plan, and any other shares of the Corporation or any successor that may be so designated by the Board.

“Shareholder Approval”	has the meaning defined in Section 9(e) of the Option Plan.

“Tax Act”	means the Income Tax Act (Canada) and the regulations thereto, as amended from time to time.

“Termination Date”	means the date upon which a Participant ceases to be eligible to participate under the Option Plan

“TSXV”	means the TSX Venture Exchange.

“Vested Awards”	means an Award which has become vested in accordance with the provisions of the Option Plan and applicable Award Agreement.

“VWAP”	means the volume weighted average trading price of the Corporation’s Shares on the Exchange calculated by dividing the total value by the total volume of such securities traded for the five trading days immediately preceding the exercise of the subject Option, provided that where appropriate, the Exchange may exclude internal crosses and certain other special terms trades from the calculation.

3.	Administration

The Option Plan shall be administered by Board with guidance from the Compensation Committee of directors appointed from time to time by the Board pursuant to rules of procedure fixed by the Board. A majority of the Board shall constitute a quorum, and the acts of a majority of the directors present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the directors.

Subject to the provisions of the Option Plan, the Board shall have authority to construe and interpret the Option Plan and all Award Agreements entered into thereunder, to define the terms used in the Option Plan and in all Award Agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Option Plan and to make all other determinations necessary or advisable for the administration of the Option Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all Participants in the Option Plan and on any Beneficiaries.

Each Award granted hereunder shall be evidenced by an Award Agreement in writing, signed on behalf of the Corporation and by the Participant, in such form as the Board shall approve. Each such agreement shall recite that it is subject to the provisions of this Option Plan.

4.	Stock Exchange Rules

All Awards granted pursuant to this Option Plan shall be subject to rules and policies of any stock exchange or exchanges on which the common shares of the Corporation are then listed and any other regulatory body having jurisdiction (hereinafter collectively referred to as, the “Exchange”).

5.	Shares Subject to Option Plan

Subject to adjustment as provided in Section 0 hereof, the Shares to be offered under the Option Plan shall be common shares of the Corporation’s authorized but unissued common shares.

The maximum number of Shares that may be subject to Awards granted under this Option Plan, and outstanding Option Awards made under the Previous Plan calculated on a combined basis at any time, shall not exceed 10% of the total number of issued and outstanding Shares of the Corporation at the time that an Award is granted.

If any Award granted hereunder shall expire or terminate for any reason in accordance with the terms of the Option Plan without being exercised, the unpurchased Shares subject thereto shall again be available to be granted as Options under this Option Plan.

6.	Maintenance of Sufficient Capital

The Corporation shall at all times during the term of the Option Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Option Plan.

7.	Eligibility and Participation

The Board has discretion to determine the Participants whom shall be eligible for selection to participate in the Option Plan. Subject to compliance with applicable requirements of the Exchange, Participants may elect to hold Awards granted to them in an incorporated entity wholly owned by them, and such entity shall be bound by the Option Plan in the same manner as if the Awards were held by the Participant.

Subject to the terms hereof, the Board shall determine to whom Awards shall be granted, the terms and provisions of the respective Award Agreements, the time or times at which such Awards shall be granted, and the number of Shares to be subject to each Award and the imposition of vesting conditions, if any. In the case of employees or consultants of the Corporation or Management Company Employees, the Award Agreements to which they are party must contain a representation of the Corporation that such employee, consultant or Management Company Employee, as the case may be, is a bona fide employee, consultant or Management Company Employee of the Corporation or its affiliates.

A Participant who has been granted an Award may, if such Participant is otherwise eligible, and if permitted under the policies of the Exchange, be granted an additional Award or Awards if the Board shall so determine.

8.	Number of Shares Available for Award, Limitations and Restrictions

(a)	The number of Shares subject to an Award granted to any one Participant shall be determined by the Board, but no one Participant shall be granted an Award which exceeds the maximum number permitted by the policies of the Exchange.

(b)	Disinterested shareholder approval must be obtained if the Option Plan, together with outstanding Awards under the Previous Option Plan (collectively, the “Outstanding Awards”) could permit at any time:

(i)	the aggregate number of shares reserved for issuance under the Outstanding Awards at any point in time exceeding 10% of the issued Shares;

(ii)	the grant to Insiders (as a group), within a 12 month period, of an aggregate number of options exceeding 10% of the issued Shares, calculated at the date an option is granted to any Insider; or

(iii)	the aggregate number of options granted to any person (and companies controlled by that person) within a 12 month period exceeding 5% of the issued Shares, calculated at the date an option is granted to the person.

(c)	The aggregate number of Options granted to any one Person (as such term is defined in TSXV policy) in a 12 month period shall not exceed 5% of the issued Shares.

(d)	Awards shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Corporation in any twelve-month period to any one consultant of the Corporation (or any of its subsidiaries).

(e)	Options shall not be granted if the exercise thereof would result in the issuance of more than 2% of the issued common shares of the Corporation in any twelve-month period to all persons employed to provide investor relations activities.

(f)	Options granted to Participants performing investor relations activities will contain vesting provisions such that vesting occurs over at least 12 months with no more than 1/4 of the options vesting in any 3-month period.

(g)	Shares issued upon exercise of Options shall not be subject to hold periods or resale restrictions (except as may be required under United States securities laws) provided that the Exercise Price is not less than the Market Price (as such term is defined in TSXV policy).

(h)	In the event that Options are granted with an exercise price that is determined to be a Discounted Market Price (as such term is defined in TSXV policy), then the Shares that may be issued upon exercise of the Options shall be subject to the Exchange Hold Period (as such term is defined in TSXV policy).

9.	Options

(a)	The exercise price of the Shares subject to each Option (the “Exercise Price”) shall be determined by the Board, subject to compliance with applicable Exchange policies, at the time any option is granted. In no event shall such exercise price be lower than the exercise price permitted by the Exchange.

(b)	Once the Exercise Price has been determined by the Board, accepted by the Exchange (if required) and the Option has been granted pursuant to an Award Agreement, the Exercise Price of an Option may be reduced, or the term of the Option may be extended, upon receipt of Board approval, provided that in the case of Options held by insiders of the Corporation (as defined in the policies of the Exchange), the Exercise Price of an Option may be reduced or the term of the Option may be extended only if disinterested shareholder approval is obtained.

(c)	The Option period shall be a period of time fixed by the Board not to exceed the maximum term permitted by the Exchange, provided that the Option period shall be reduced with respect to any Option as provided in Section 10 covering cessation as a director, officer, consultant, employee or Management Company Employee of the Corporation or its subsidiaries, or death of the Participant. For greater certainty, if the Corporation is listed on the TSXV, the maximum term of an Option may not exceed 10 years.

(d)	Subject to any vesting restrictions imposed by the Exchange, the Board may, in its sole discretion, determine the time during which Options shall vest and the method of vesting, whether performance conditions shall apply to vesting, or that no vesting restriction shall apply to such Award.

(e)	Subject to any vesting restrictions imposed by the Board, Options may be exercised in whole or in part at any time and from time to time during the Option period. To the extent required by the Exchange, no Options that have been granted under this Option Plan may be exercised until this Option Plan has been approved by an ordinary resolution duly passed by the shareholders of the Corporation (“Shareholder Approval”). Further, this Option Plan must also receive Shareholder Approval at each annual general meeting of the shareholders of the Corporation.

(f)	Except as set forth in Section 10, no Option may be exercised unless the Participant is at the time of such exercise a director, officer, consultant, or employee of the Corporation or any of its subsidiaries, or a Management Company Employee of the Corporation or any of its subsidiaries.

(g)	The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the option is exercised. Without limiting the foregoing, the Corporation may, in its sole discretion, permit the exercise of an Option through either:

i)	a cashless exercise (a “Cashless Exercise”) mechanism, whereby the Corporation has an arrangement with a brokerage firm pursuant to which the brokerage firm:

1.	agrees to loan money to a Participant to purchase the Shares underlying the Options to be exercised by the Participant;

2.	then sells a sufficient number of Shares to cover the exercise price of the Options in order to repay the loan made to the Participant; and

3.	receives an equivalent number of Shares from the exercise of the Options and the Participant receives the balance of Shares pursuant to such exercise, or the cash proceeds from the sale of the balance of such Shares (or in such other portion of Shares and Cash as the broker and Participant may otherwise agree); or

ii)	a net exercise (a “Net Exercise”) mechanism, whereby Options, excluding Options held by any Participant involved in investor relations activities, are exercised without the Participant making any cash payment so the Corporation does not receive any cash from the exercise of the subject Options, and instead the Participant receives only the number of underlying Shares that is the equal to the quotient obtained by dividing:

1.	the product of the number of Options being exercised multiplied by the difference between the VWAP of the underlying Shares and the exercise price of the subject Options; by

2.	the VWAP of the underlying Shares.

(h)	No Participant or their legal representatives will be, or will be deemed to be, a holder of any common shares of the Corporation unless and until the certificates for Shares issuable pursuant to options under the Option Plan are issued to them under the terms of the Option Plan.

(i)	The holders of Options that were granted under the Previous Plan may have the benefit of any stock dividend that may be declared by the Corporation during the period within which the Option is outstanding and unexercised. The Board, in its sole discretion, may determine the form of payment of dividends, including cash, Shares and additional Awards, provided that any dividends paid in the form of additional Awards shall reduce the applicable pool of Shares available for issuance of Awards and provided further that no payment of dividends shall be made in the form of Shares or additional Awards if such payment would result in the limits specified in Section 5 and Sections 8(b) to 8(e) inclusive being exceeded. All Options granted under this Option Plan shall not have the benefit of any stock dividend that may be declared by the Corporation.

10.	Ceasing To Be a Participant

(a)	Subject to Section 10(c), in the event of a Participant ceasing to be a Participant for any reason other than death or termination for cause,

(i)	all unvested Awards held by such Participant shall immediately cease and terminate on the earlier of: (i) the Termination Date, (ii) the date on which notice of termination is given by the Corporation, or (iii) the date on which notice of termination of the consulting arrangement is given by the Corporation or the Participant, as the case may be; and

(ii)	all vested Awards held by such Participant shall cease and terminate on the earlier of: (i) the 90th day following the Termination Date, (ii) the 90th day following the date on which notice of termination is given by the Corporation, (iii) the 90th day following the date on which notice of termination of the consulting arrangement is given by the Corporation or the Participant, or (iv) the expiry date of the Awards, and thereafter shall be of no further force or effect whatsoever as to the Shares in respect of which such Awards have not previously been exercised. In no circumstances shall the operation of this section extend the expiry date of such Awards beyond the limits under the policies of the Exchange.

(b)	In the event of a Participant ceasing to be a Participant as a result of termination for cause, all Awards held by such Participant shall cease and terminate immediately upon the date notice of termination for cause is given by the Corporation and shall be of no further force or effect whatsoever as to the Shares in respect of which Awards have not previously been exercised.

(c)	Options granted to Participants engaged in investor relations activities shall cease and terminate on the earlier of: (i) the 30th day following the Termination Date, (ii) the 30th day following the date on which notice of termination is given by the Corporation, (iii) the 30th day following the date on which notice of termination of the consulting arrangement is given by the Corporation or the Participant, or (iv) the expiry date of the Options, and thereafter shall be of no further force or effect whatsoever as to the Shares in respect of which such Options have not previously been exercised. In no circumstances shall the operation of this section extend the expiry date of such Options beyond the term prescribed by Section 9(c) hereof, and in no circumstances shall vesting of Options granted to Participants engaged in investor relations activities be accelerated without prior Exchange acceptance.

(d)	In the event of the death of a Participant on or prior to the expiry time of Options, the Beneficiary of the Participant may exercise the vested Options held by the Participant at the time of death within a period after the date of the Participant’s death as determined by the Board, provided that, such period shall not extend beyond 12 months following the death of the Participant with respect to any Option held by the Participant. For greater certainty, such determination may be made at any time subsequent to the date of grant of the Option, provided that: (i) no Option shall remain outstanding beyond 12 months following the date of death; and (ii) in any event, no Option shall remain outstanding for any period that exceeds the expiry date of such Option.

11.	Rights of Participant

No person entitled to exercise any Award granted under the Option Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Award until certificates representing such Shares shall have been issued and delivered.

12.	Proceeds from Sale of Shares

The proceeds from the sale of Shares issued upon the exercise of Awards shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine.

13.	Adjustments

(a) In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, share split, share dividend, reverse share split, reorganization, merger, consolidation, split-up, spinoff, business combination, repurchase or exchange of Shares or other securities of the Corporation, issuance of warrants or other rights to purchase Shares or other securities of the Corporation, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option Plan, and any Awards granted under the Option Plan, then the Board will, in any manner as it may deem equitable, subject to, if applicable, approval of any Exchange, adjust any or all of (1) the number and kind of Shares which thereafter may be made the subject of Awards, (2) the number and kind of Shares subject to outstanding Awards, and (3) the Fair Market Value or the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares will always be a whole number and provided further that any no such adjustment shall be made if such adjustment would result in the limits specified in Section 5 and Sections 8(b) to 8(e) inclusive being exceeded.

(b) In the event the Corporation or any affiliate assumes outstanding employee Awards or the right or obligation to make future Awards in connection with the acquisition of another business or another corporation or business entity, the Board may, subject to, if applicable, approval of any Exchange, make any adjustments, not inconsistent with the terms of the Option Plan, in the terms of Awards as it deems appropriate in order to achieve reasonable comparability or other equitable relationship between the assumed awards and the Awards granted under the Option Plan as so adjusted.

(c) Subject to, if applicable, approval of any Exchange, the Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or non-recurring events (including, without limitation, the events described in Section 13(a) affecting the Corporation, any affiliate, or the financial statements of the Corporation or any affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that those adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Option Plan.

(d) Notwithstanding the provisions contained herein for the expiry of Awards, in the event that the expiry date of an Award falls during a Blackout Period that is formally imposed by the Corporation pursuant to its policies as a result of the bona fide existence of undisclosed Material Information (as such term is defined in the policies of the Exchange), the expiry date of such Award shall be automatically extended for a period of 10 business days following the general disclosure of the undisclosed Material Information. The automatic extension described in this Section 13(d) hereof will not apply where the Participant or the Corporation is subject to a cease trade order (or similar order) in respect of the Corporation’s securities.

(e) Adjustments under this Section shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional Share shall be required to be issued under the Option Plan on any such adjustment.

14.	Transferability

All benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Option Plan shall not be transferable or assignable unless specifically provided herein or the extent, if any, permitted by the Exchange. During the lifetime of a Participant any benefits, rights and options may only be exercised by the Participant.

15.	Tax Withholding

Notwithstanding any other provision contained herein, in connection with the grant or exercise of an Award by a Participant from time to time, as a condition to such grant or exercise the Corporation shall require such Participant to pay to the Corporation an amount as necessary so as to ensure that the Corporation is in compliance with the applicable provisions of any federal, provincial or local law relating to the withholding of tax or other required deductions (the “Applicable Withholdings and Deductions”) relating to the exercise or redemption of such Awards. In addition, the Corporation shall be entitled to withhold from any amount payable to a Participant, either under this Option Plan or otherwise, such amount as may be necessary so as to ensure that the Corporation is in compliance with Applicable Withholdings and Deductions relating to the exercise of such Awards.

16.	Amendment and Termination of Option Plan

Subject to applicable approval of the Exchange, the Board may, at any time, suspend or terminate the Option Plan. Subject to applicable approval of the Exchange, the Board may also at any time amend or revise the terms of the Option Plan; provided that no such amendment or revision shall result in a material adverse change to the terms of any Options previously granted under the Option Plan or the Previous Option Plan, unless shareholder approval, or disinterested shareholder approval, as the case may be, is obtained for such amendment or revision.

17.	Necessary Approvals

The ability of a Participant to exercise Awards and the obligation of the Corporation to issue and deliver Shares in accordance with the Option Plan is subject to any approvals which may be required from shareholders of the Corporation and any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Award exercise price paid to the Corporation will be returned to the Participant.

18.	Effective Date of Option Plan

This Option Plan has been adopted by the Board, subject to the approval of the Exchange and the shareholders. If such approvals are obtained, the Board shall have the discretion to activate the Option Plan by a further resolution of the Board, and the Option Plan shall become effective upon such date (the “Effective Date”) (1).

No further Options may be granted under the Previous Plan after the Effective Date, however the Previous Plan shall continue to govern Options granted under the Previous Plan.

19.	Interpretation

The Option Plan will be governed by and construed in accordance with the laws of the Province of British Columbia.

(1)	Shareholder approval received at the meeting held July 21, 2022; TSX Venture Exchange approval received July 28, 2022.